Exhibit 99.1

NEWS FROM LAKELAND FINANCIAL CORPORATION

FOR IMMEDIATE RELEASE

Contact

Lisa M. O’Neill

Executive Vice President and Chief Financial Officer

(574) 267-9125

lisa.oneill@lakecitybank.com

Lakeland Financial Reports Second Quarter 2020 Performance

Warsaw, Indiana (July 27, 2020) – Lakeland Financial Corporation (Nasdaq Global Select/LKFN), parent company of Lake City Bank, today reported quarterly net income of $19.7 million for the three months ended June 30, 2020, a decrease of 9% versus $21.7 million for the second quarter of 2019. Diluted earnings per share decreased 9% to $0.77 for the second quarter of 2020, versus $0.85 for the second quarter of 2019. On a linked quarter basis, net income increased $2.4 million, or 14%, from the first quarter of 2020, in which the company had net income of $17.3 million, or $0.67, diluted earnings per share. Pretax pre-provision earnings1 were $29.6 million for the second quarter of 2020, an increase of 6%, or $1.7 million, as compared to the second quarter of 2019. On a linked quarter basis, pretax pre-provision earnings increased 8%, or $2.1 million, from $27.5 million for the first quarter of 2020.

The company further reported net income of $37.0 million for the six months ended June 30, 2020 versus $43.4 million for the comparable period of 2019, a decrease of 15%. Diluted earnings per share also decreased 15% to $1.44 for the six months ended June 30, 2020 versus $1.69 for the comparable period of 2019. Pretax pre-provision earnings1 were $57.2 million for the six months ended June 30 2020, versus $55.2 million for the comparable period of 2019, an increase of 4%, or $2.0 million.

David M. Findlay, President and Chief Executive Officer commented, “The Lake City Bank team has done a tremendous job in managing through this unprecedented period. The strength of our financial performance is evident in our operating performance as demonstrated by the healthy growth of pretax pre-provision earnings. Yet the real strength of our performance is the most intangible one, our team’s positive attitude and ‘get it done’ mindset that has defined our COVID-19 pandemic response. At every step during this crisis, the culture of efficient execution that we have developed over the past two decades has driven our team’s actions.”

Financial Performance – Second Quarter 2020

Second Quarter 2020 versus Second Quarter 2019 highlights:

•	Return on average equity of 12.92%, compared to 15.76%
•	Return on average assets of 1.45%, compared to 1.76%
•	Loan growth of $492 million, or 12%
•	Paycheck Protection Program (PPP) loans of $555 million funded
•	Core deposit growth of $612 million, or 15%
•	Noninterest bearing DDA growth of $479 million, or 51%
•	Net interest income increase of $1.1 million, or 3%

1 Non-GAAP financial measure – see “Reconciliation of Non-GAAP Financial Measures”

1

•	Revenue growth of $698,000, or 1%
•	Provision for loan losses of $5.5 million compared to $785,000, an increase of $4.7 million, or 601%
•	Noninterest expense decrease of $1.0 million, or 5%
•	Pretax pre-provision earnings increase of $1.7 million, or 6%
•	Average total equity increase of $60 million, or 11%

Second Quarter 2020 versus First Quarter 2020 highlights:

•	Return on average equity of 12.92%, compared to 11.51%
•	Return on average assets of 1.45%, compared to 1.40%
•	Average loan growth of $401 million, or 10%
•	Average PPP loans outstanding increased by $458 million
•	Core deposit growth of $443 million, or 11%
•	Noninterest bearing DDA growth of $368 million, or 35%
•	Net interest income increase of $674,000, or 2%
•	Noninterest income increase of $392,000, or 4%
•	Revenue growth of $1.1 million, or 2%
•	Provision expense decline of $1.1 million to $5.5 million
•	Noninterest expense decrease of $1.0 million, or 5%
•	Pretax pre-provision earnings increase of $2.1 million, or 8%
•	Average total equity increase of $8.0 million, or 1%

Return on average total equity for the second quarter of 2020 was 12.92%, compared to 15.76% in the second quarter of 2019 and 11.51% in the linked first quarter of 2020. Return on average total equity for the first six months of 2020 was 12.22%, compared to 16.17% in the same period of 2019. Return on average assets for the second quarter of 2020 was 1.45%, compared to 1.76% in the second quarter of 2019 and 1.40% in the linked first quarter of 2020. Return on average assets for the first six months of 2020 was 1.43% compared to 1.78% in the same period of 2019. The company’s total capital as a percent of risk-weighted assets was 14.93% at June 30, 2020, compared to 14.49% at June 30, 2019 and 14.23% at March 31, 2020. The company’s tangible common equity to tangible assets ratio2 was 11.35% at June 30, 2020, compared to 11.30% at June 30, 2019 and 11.99% at March 31, 2020.

As announced on July 14, 2020, the board of directors approved a cash dividend for the second quarter of $0.30 per share, payable on August 5, 2020, to shareholders of record as of July 25, 2020. The second quarter dividend per share of $0.30 is unchanged from the dividend per share paid in the first quarter of 2020.

Findlay continued, “Our fortress balance sheet continued to strengthen in the first half of 2020 as both our capital and loan loss reserve levels grew. Our dividend reflects both the historical strength of our balance sheet and our confidence in the future.”

During the first quarter of 2020, the company repurchased 289,101 shares of its common stock for $10 million at a weighted average price per share of $34.63. Share repurchases under the repurchase plan were suspended in March with $20 million of authorization remaining available under the plan. No shares were repurchased under the plan during the second quarter of 2020.

2 Non-GAAP financial measure – see “Reconciliation of Non-GAAP Financial Measures”

2

Average total loans for the second quarter of 2020 were $4.46 billion, an increase of $499.1 million, or 13%, versus $3.96 billion for the second quarter 2019. Average PPP loans for the second quarter of 2020 were $458 million. Excluding PPP loans, average loans were $4.00 billion compared to $3.96 billion for the second quarter of 2019, an increase of $41.3 million, or 1%. On a linked quarter basis, average total loans grew $401.2 million, or 10%, from $4.06 billion for the first quarter of 2020. Average loans excluding PPP loans decreased by $56.5 million, or 1%, on a linked quarter basis. Total loans outstanding grew $491.9 million, or 12%, from $4.00 billion as of June 30, 2019 to $4.49 billion as of June 30, 2020. Total loans excluding PPP loans decreased by $62.7 million, or 2%, as of June 30, 2020 as compared to June 30, 2019. On a linked quarter basis, total loans excluding PPP loans decreased by $149.8 million, or 4%, as of June 30, 2020 as compared to the first quarter of 2020. The company believes that some borrowers initially reduced outstanding loans utilizing PPP proceeds and expects these loan outstandings will return as PPP proceeds are utilized.

The Small Business Administration (SBA) and the United States Treasury Department formally announced the PPP on March 31, 2020 as part of the Coronavirus Aid, Relief, and Economic Security Act (the CARES Act). At June 30, 2020, the company had $554.6 million of PPP loans outstanding. The yield on PPP loans was 2.66% for the second quarter of 2020, which reflects the combined impact of the 1.00% interest rate on PPP loans and net PPP loan fee accretion.

Findlay added, “Our efforts to support our customers with the PPP loan program continue. We believe that liquidity from PPP loans has provided our borrowers with critical support for their businesses and employees during this trying time and we are pleased to be able to provide it.”

Average total deposits were $4.70 billion for the second quarter of 2020, an increase of $396.1 million, or 9%, versus $4.30 billion for the second quarter of 2019. On a linked quarter basis, average total deposits increased by $492.7 million, or 12%. Total deposits grew $422.1 million, or 10%, from $4.22 billion as of June 30, 2019 to $4.64 billion as of June 30, 2020. On a linked quarter basis, total deposits increased by $361.7 million, or 8% as of June 30, 2020 as compared to the first quarter 2020. In addition, total core deposits, which exclude brokered deposits, increased $612.1 million, or 15%, from $4.00 billion at June 30, 2019 to $4.62 billion at June 30, 2020 due to growth in commercial deposits of $595.9 million, or 50% and growth in retail deposits of $166.9 million or 11% offset by decreases in public fund deposits of $150.7 million, or 12%. On a linked quarter basis core deposits increased by $443.2 million, or 11% at June 30, 2020 as compared to the first quarter 2020 due to growth in commercial deposits of $401.1 million, or 29% and growth in retail deposits of $71.6 million, or 4% offset by a decrease in public funds of $29.4 million or 3%. PPP loan proceeds to borrowers impacted the increase in deposits during the quarter as loan proceeds were deposited into borrower checking accounts at the bank. Management expects demand deposit balances to decrease over time as PPP loan proceeds are deployed by borrowers for payroll and other business operating needs.

The company’s net interest margin decreased 27 basis points to 3.10% for the second quarter of 2020 compared to 3.37% for the second quarter of 2019. The company’s net interest margin excluding PPP loans was 3.17%(1), or 7 basis points higher, and reflects a 20 basis point decline from 3.37% the second quarter of 2019. Linked quarter net interest margin excluding PPP loans decreased by 18 basis points to 3.17% from 3.35% for the first quarter 2020. The lower margin in the second quarter of 2020 was due to lower yields on loans and securities, partially offset by a lower cost of funds, driven by the Federal Reserve Bank decreasing the target Federal Funds Rate by 225 basis points since the second half of 2019, inclusive of two Federal Reserve Bank emergency cuts to the Federal Funds Rate during March 2020. The two emergency cuts reduced the Federal Funds Rate by 150 basis points and brought the Federal Funds Rate back to the zero bound range of 0.00% to 0.25%. In addition, the second quarter net interest margin was impacted by the lower yield on the PPP loan portfolio.

3

Net interest income increased by $1.1 million, or 3%, for the three months ended June 30, 2020 as compared to the three months ended June 30, 2019. On a linked quarter basis, net interest income increased $674,000, or 2%, from the first quarter of 2020. Pre-tax PPP loan interest and fee income was $3.0 million during the second quarter 2020.

The company’s net interest margin decreased 20 basis points to 3.22% for the six months ended June 30, 2020 compared to 3.42% for the six months ended June 30, 2019. The company’s net interest margin excluding PPP loans was 3.25%(1), or 3 basis points higher for the six months ended June 30, 2020. Net interest income increased by $1.8 million, or 2%, for the six months ended June 30, 2020 as compared to the first half of 2019 due to loan and core deposit growth offset by margin compression.

Pursuant to the incurred loan loss methodology, the company recorded a provision for loan losses of $5.5 million in the second quarter of 2020, compared to $785,000 in the second quarter of 2019, an increase of 601%. On a linked quarter basis, the provision decreased from $6.6 million in the first quarter of 2020. The company recorded a provision for loan losses of $12.1 million in the six months ended June 30, 2020 compared to $2.0 million for the comparable period of 2019. The higher provision in 2020 was driven by the potential negative impact of the COVID-19 pandemic on the company’s customers. The company’s loan loss reserve to total loans was 1.31% at June 30, 2020 versus 1.26% at June 30, 2019 and 1.31% at March 31, 2020. The company’s loan loss reserve to total loans excluding PPP loans3 was 1.50% at June 30, 2020 versus 1.26% at June 30, 2019 and 1.31% at March 31, 2020. PPP loans are guaranteed by the United States SBA and have not been allocated for within the allowance for loan losses. As permitted by the CARES Act, the company elected to defer its application of FASB’s new rule covering the Current Expected Credit Loss (CECL) standard. The company will continue to monitor developments related to CECL adoption and will manage the process accordingly.

Net charge offs in the second quarter of 2020 were $90,000 versus net recoveries of $217,000 in the second quarter of 2019 and net charge offs of $3.6 million during the linked first quarter of 2020. The higher net charge offs in the first quarter of 2020 were due primarily to a $3.7 million charge-off resulting from a single commercial manufacturing borrower. Annualized net charge offs to average loans were 0.01% for the second quarter of 2020 versus net recoveries to average loans of 0.02% for the second quarter of 2019, and net charge offs to average loans of 0.36% for the linked first quarter of 2020. On a year-to-date basis, net charge offs to average loans were 0.18% compared to net recoveries to average loans of 0.01% for the first six months of 2019.

Nonperforming assets decreased $204,000, or 1%, to $15.1 million as of June 30, 2020 versus $15.3 million as of June 30, 2019. On a linked quarter basis, nonperforming assets were $798,000, or 6%, higher than the $14.3 million reported as of March 31, 2020. The ratio of nonperforming assets to total assets at June 30, 2020 decreased to 0.28% from 0.31% at June 30, 2019 and was unchanged from 0.28% at March 31, 2020. Total impaired and watch list loans increased by $320,000, or 0%, to $208.2 million at June 30, 2020 versus $207.9 million as of June 30, 2019. On a linked quarter basis, total impaired and watch list loans increased by $24.4 million, or 13%, from $183.8 million at March 31, 2020. The increase in total impaired and watch list loans was due primarily to an increase in non-impaired watch list credits that resulted from five downgraded credits, which were offset by four upgraded credits. Impaired watch list loans decreased by $284,000, or 1%, to $24.0 million at June 30, 2020 versus June 30, 2019. On a linked quarter basis, impaired watch list loans increased by $1.1 million, or 5%, from $22.9 million at March 31, 2020 due to the addition of two nonaccrual commercial loans offset by paydowns of impaired loans.

3 Non-GAAP financial measure – see “Reconciliation of Non-GAAP Financial Measures”

4

“Since year-end 2019, we have increased our allowance for loan losses by 17%, or $8.4 million. In addition, we delayed the implementation of CECL to ensure that we can maintain our granular, credit by credit, approach to reserve adequacy.” Findlay said. “When the COVID-19 crisis emerged late in the first quarter, we took steps to identify where we believed the risk existed in our loan portfolio and have built the allowance to a conservative level reflective of our historical approach. We will continue to manage our allowance with a bias towards conservatism. Yet, it remains too early to really know the full impact of the crisis on borrower creditworthiness.”

The company’s noninterest income decreased $419,000, or 4%, to $11.2 million for the second quarter of 2020, compared to $11.6 million for the second quarter of 2019. Noninterest income was positively impacted by a $956,000 increase, or 240% growth, in mortgage banking income, a $926,000 increase, or 242% growth, in swap fee income generated from commercial lending transactions and a $159,000 increase, or 10% growth, in wealth management fees over the prior year second quarter. The credit valuation adjustments on interest rate swaps increased noninterest income by $271,000 in the second quarter 2020 compared to the second quarter of 2019. Offsetting these increases were decreases of $2.7 million, or 55%, in service charges on deposit accounts driven by lower treasury management fees and lower transaction-based fees. Treasury management fees from a former commercial customer were $2.1 million in the second quarter of 2019. In addition, overdraft fee income declined by $494,000, or 55%, during the second quarter as compared to the prior year second quarter. The company believes that economic stimulus payments paid by the U.S. Treasury to customers during the second quarter of 2020 provided liquidity to our retail customers and reduced overdrafts.

The company’s noninterest income decreased $1.2 million, or 5%, to $21.9 million for the six months ended June 30, 2020 compared to $23.1 million in the prior year period. Noninterest income was positively impacted by a $1.3 million increase, or 213% growth in mortgage banking income, a $1.2 million increase, or 155% growth, in swap fee income generated from commercial lending transactions and a $398,000 increase, or 12% growth, in wealth management fees over the corresponding prior year period. The credit valuation adjustments on interest rate swaps increased noninterest income by $1.0 million in the six months ended June 30, 2020 compared to the corresponding prior year period. Noninterest income was negatively impacted by a $4.2 million decrease in service charges on deposit accounts, as well as decreases of $187,000 in investment brokerage fees and decreases of $187,000 in bank owned life insurance income primarily due to a variable bank owned life insurance product that contains equity based investments. Service charges on deposit accounts for the six months ended June 30, 2019, included $3.7 million of fees from a former commercial customer.

The company’s noninterest expense decreased $1.0 million, or 5%, to $21.1 million in the second quarter of 2020, compared to $22.1 million in the second quarter of 2019. Corporate and business development decreased $544,000 primarily due to reduced business development and training expense. Salaries and employee benefits decreased $430,000 primarily due to lower incentive-based compensation expense. Offsetting the decreases were increases in net occupancy expense driven by COVID-19 related expenses of approximately $395,000 incurred to prepare for our branch reopening and our Return to Workplace Plan. In addition, data processing fees increased driven by the company’s continued investment in customer focused, technology-based solutions and ongoing cybersecurity and data management enhancements.

5

The company’s noninterest expense decreased by $1.4 million, or 3%, to $43.2 million in the first six months of 2020 compared to $44.6 million in the corresponding prior year period. The decrease was driven by salaries and employee benefits, which decreased by 4%, or $1.1 million, primarily due to lower incentive-based compensation expense. Corporate and business development decreased $639,000 primarily due to reduced business development and training expense. Offsetting the decreases were increases in data processing fees. In addition, net occupancy expense increased driven by COVID-19 related expenses, primarily for personal protective equipment and the implementation of social distancing measures for both employees and customers.

The company’s efficiency ratio was 41.6% for the second quarter of 2020, compared to 44.2% for the second quarter of 2019 and 44.5% for the linked first quarter of 2020. The company’s efficiency ratio was 43.0% for the six months ended June 30, 2020 compared to 44.7% in the prior year period.

COVID-19 Crisis Management

During the second quarter, Lake City Bank focused on its response to the crisis for its employees and its customers. The bank closed branch lobbies on March 21, 2020 and directed its clients and communities to its drive up facilities and by-appointment visits in addition to digital channels via online and mobile banking. The bank created a Branch Reopening Task Force, which established guidelines under which the bank could safely open its offices. On June 15, 2020, the bank reopened all of its branch lobbies. The bank will keep all safety protocols in place until it determines that the public health risks posed by COVID-19 no longer require the precautionary measures that are in place.

In addition, the bank continues to utilize its Remote Workplace Plan for staff to reduce staff density in its offices and to ensure operational redundancy in the event of an outbreak in any of the bank’s facilities. Technology has played a large role in the successful Remote Workplace Plan and the bank’s digital solution utilization by its customers has increased significantly.

Active Management of Credit Risk

The company’s Commercial Banking and Credit Administration leadership continues to review and refine the list of industries that the company believes are most likely to be materially impacted by the potential economic impact resulting from the COVID-19 pandemic. The current assessment includes a smaller group of industries as compared to the initial list of potentially affected industries disclosed in the company’s April 27, 2020 first quarter release. The company’s current list of industries under review represents 6.6%, or $261.2 million of the total loan portfolio versus $764.9 million, or 18.7% as of April 27, 2020, excluding PPP loans. The following industries are included in the 6.6% along with their respective percentage of the loan portfolio: hotel and accommodations – 2.5%, dairy and hogs – 1.6%, restaurants – 1.0%, education – 1.0% and entertainment and recreation – 0.5%. The company has no direct exposure to oil and gas and limited exposure to retail shopping centers.

“We completed our long-standing semi-annual Loan Portfolio Review Meetings on July 17th. These meetings are an insightful and detailed process for the entire team and included in-depth reviews of the 18.7% of the loan portfolio identified early in the COVID-19 crisis, as well as all credits rated below the pass grade. The meetings include an officer-by-officer review of their loan portfolios. These thorough reports drove the reduction of the industries we believe to be most impacted by the COVID-19 crisis. We are cautiously encouraged by the portfolio review process as it demonstrated that our commercial borrowers are generally managing through the crisis effectively,” Findlay said.

6

Findlay continued, “We will continue to be diligent and active in identifying and understanding the impact of the COVID-19 crisis on our borrowers. Clearly, this crisis is not over and it will be critical that we stay on top of emerging risk in the loan portfolio to ensure that our historical strength continues on the credit quality front.”

The company’s commercial loan portfolio is highly diversified and no industry sector represents more than 8% of the bank’s loan portfolio as of June 30, 2020. Agri-business and agricultural loans represented the highest specific industry concentration at 8% of total loans. The company’s Commercial Banking and Credit Administration teams continue to actively work with customers to understand their business challenges and credit needs during this time.

COVID -19 Related Loan Deferrals

As detailed below, loan deferrals peaked on June 17, 2020, in the amount of $737 million, representing 487 borrowers, or 16% of the total loan portfolio. As of July 22, 2020, total deferrals attributable to COVID-19 were $425 million, representing 212 borrowers, or 9% of the total loan portfolio. Total deferrals as of July 22, 2020 represented a decline in deferral balances of 42% from the peak levels. Of that total, 159 were commercial loan borrowers representing $420 million in loans, or 10% of total commercial loans and 53 were retail loan borrowers representing $5 million, or 1% of total retail loans.

Total Loan Deferrals
	Peak June 17, 2020	June 30, 2020	July 22, 2020	% change from Peak
Borrowers	487	384	212	-56%
Amount (in millions)	$737	$653	$425	-42%
% of Total Loan Portfolio	16%	15%	9%	NA

Total Commercial Deferrals
	Peak June 17, 2020	June 30, 2020	July 22, 2020	% change from Peak
Borrowers	351	322	159	-55%
Amount (in millions)	$730	$647	$420	-42%
% of Commercial Loan Portfolio	18%	16%	10%	NA

Total Retail Deferrals
	Peak June 17, 2020	June 30, 2020	July 22, 2020	% change from Peak
Borrowers	136	62	53	-61%
Amount (in millions)	$7	$6	$5	-29%
% of Retail Loan Portfolio	2%	1%	1%	NA

As of July 22, 2020, 363 borrowers with loans outstanding of $416 million had reached their initial 90 day deferral maturity. Of this group, 92 borrowers with loans outstanding of $110 million were granted a second deferral. This represents 25% of initial deferral borrowers and 26% of initial deferral loan amounts.

“We were pleasantly surprised by the outcomes on the first wave of deferral maturities. There was a high level of uncertainty with our borrowers when this crisis began, and the initial level of deferrals reflected that uncertainty on both the borrower’s and the bank’s behalf. We have continued to actively communicate with our borrowers and will work with them as we manage through this time of uncertainty. A hallmark of our performance during the Great Recession was our relationship focused efforts when working with borrowers during a downturn. We will continue that effort in this economic cycle,” added Findlay.

7

The company’s retail loan portfolio is comprised of 1-4 family mortgage loans, home equity lines of credit and other direct and indirect installment loans. As of July 22, 2020, 116 borrowers with loans outstanding of $7 million had reached their initial 90 day deferral maturity. 31 borrowers totaling $5 million, or 74% of the aggregate retail deferral amount, were granted a second deferral. A third-party vendor manages the company’s retail and commercial credit card program and the company does not have any balance sheet exposure with respect to this program except for nominal recourse on limited commercial card accounts.

Paycheck Protection Program

The second quarter results reflect nearly a full quarter impact of PPP loan originations to the bank following submission of its first PPP loan application to the SBA on April 3, 2020, the first date SBA began accepting applications. As of July 22, 2020, Lake City Bank completed 2,378 applications for $569.2 million in loans. The majority of the PPP loans were for existing customers and 87% of the PPP loans were for amounts less than $350,000. In addition, roughly 74% of the total number of PPP loans were made to borrowers in amounts of $150,000, or less and would benefit from the pending legislation that may provide expedited relief to these borrowers.

In preparation for the forgiveness application process, the bank has selected a third-party Fintech technology partner to automate the process. The software solution provides tools to facilitate communications with borrowers, gathering of information securely, calculation of forgiveness amounts and, electronic transmission to the SBA for approval.

Liquidity Preparedness

Throughout the COVID-19 crisis, the company has monitored liquidity preparedness. Critical to this effort has been the monitoring of commercial and retail borrowers line of credit utilization. The company’s commercial and retail line of credit utilization at June 30, 2020 declined to 41% versus 48% at March 31, 2020 and 46% at December 31, 2019. The company believes it has experienced a reduction in overall usage on outstanding lines of credit of approximately $200 million as a result of the PPP loan proceeds our borrowers have received. We expect the reduced credit line utilization to be temporary while our borrowers deploy the PPP loan proceeds to pay for qualifying payroll and business expenses. The company has a long-standing liquidity plan in place that ensures there are appropriate liquidity resources available to fund the balance sheet.

Lakeland Financial Corporation is a $5.4 billion bank holding company headquartered in Warsaw, Indiana. Lake City Bank, its single bank subsidiary, is the sixth largest bank headquartered in the state and the largest bank 100% invested in Indiana. Lake City Bank operates 50 offices in Northern and Central Indiana, delivering technology-driven and client-centric financial services solutions to individuals and businesses.

Information regarding Lakeland Financial Corporation may be accessed on the home page of its subsidiary, Lake City Bank, at lakecitybank.com. The company’s common stock is traded on the Nasdaq Global Select Market under “LKFN.” In addition to the results presented in accordance with generally accepted accounting principles in the United States, this earnings release contains certain non-GAAP financial measures. The company believes that providing non-GAAP financial measures provides investors with information useful to understanding the company’s financial performance. Additionally, these non-GAAP measures are used by management for planning and forecasting purposes, including measures based on “tangible common equity” which is “total equity” excluding intangible assets, net of deferred tax, and “tangible assets” which is “total assets” excluding intangible assets, net of deferred tax. A reconciliation of these non-GAAP measures to the most comparable GAAP equivalents is included in the attached financial tables where the non-GAAP measures are presented.

8

This document contains, and future oral and written statements of the company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “continue,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. The company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and, accordingly, the reader is cautioned not to place undue reliance on any forward-looking statements made by the company. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the company undertakes no obligation to update any statement in light of new information or future events. Numerous factors could cause the company’s actual results to differ from those reflected in forward-looking statements, including the effects of the COVID-19 pandemic, including its effects on our customers, local economic conditions, our operations and vendors, and the responses of federal, state and local governmental authorities, as well as those identified in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K.

9

LAKELAND FINANCIAL CORPORATION
SECOND QUARTER 2020 FINANCIAL HIGHLIGHTS

	Three Months Ended			Six Months Ended
(Unaudited – Dollars in thousands, except per share data)	Jun. 30,	Mar. 31,	Jun. 30,	Jun. 30,	Jun. 30,
END OF PERIOD BALANCES	2020	2020	2019	2020	2019
Assets	$5,441,092	$5,030,078	$4,975,519	$5,441,092	$4,975,519
Deposits	4,643,427	4,281,703	4,221,299	4,643,427	4,221,299
Brokered Deposits	28,052	109,575	217,981	28,052	217,981
Core Deposits (3)	4,615,375	4,172,128	4,003,318	4,615,375	4,003,318
Loans	4,490,532	4,085,738	3,998,618	4,490,532	3,998,618
Paycheck Protection Program (PPP) Loans	554,636	0	0	554,636	0
Allowance for Loan Losses	59,019	53,609	50,564	59,019	50,564
Total Equity	620,892	606,572	565,363	620,892	565,363
Goodwill net of deferred tax assets	3,789	3,789	3,779	3,789	3,779
Tangible Common Equity (1)	617,103	602,783	561,584	617,103	561,584
AVERAGE BALANCES
Total Assets	$5,454,608	$4,967,138	$4,961,453	$5,210,873	$4,921,733
Earning Assets	5,212,985	4,737,731	4,625,949	4,975,358	4,588,656
Investments - available-for-sale	621,134	618,876	601,178	620,005	594,141
Loans	4,460,411	4,059,174	3,961,322	4,259,792	3,939,792
Paycheck Protection Program (PPP) Loans	457,757	0	0	228,878	0
Total Deposits	4,696,832	4,204,094	4,300,759	4,450,463	4,196,125
Interest Bearing Deposits	3,335,189	3,212,443	3,378,030	3,273,815	3,292,094
Interest Bearing Liabilities	3,421,041	3,325,014	3,444,382	3,373,027	3,435,366
Total Equity	612,313	604,273	552,536	608,293	541,325
INCOME STATEMENT DATA
Net Interest Income	$39,528	$38,854	$38,411	$78,382	$76,620
Net Interest Income-Fully Tax Equivalent	40,124	39,443	38,923	79,567	77,631
Provision for Loan Losses	5,500	6,600	785	12,100	1,985
Noninterest Income	11,169	10,777	11,588	21,946	23,113
Noninterest Expense	21,079	22,089	22,092	43,168	44,565
Net Income	19,670	17,299	21,713	36,969	43,395
Pretax Pre-Provision Earnings (1)	29,618	27,542	27,907	57,160	55,168
PER SHARE DATA
Basic Net Income Per Common Share	$0.77	$0.68	$0.85	$1.45	$1.70
Diluted Net Income Per Common Share	0.77	0.67	0.85	1.44	1.69
Cash Dividends Declared Per Common Share	0.30	0.30	0.30	0.60	0.56
Dividend Payout	38.96%	44.78%	35.29%	41.67%	33.14%
Book Value Per Common Share (equity per share issued)	24.43	23.87	22.06	24.43	22.06
Tangible Book Value Per Common Share (1)	24.28	23.72	21.92	24.28	21.92
Market Value – High	47.49	49.85	49.20	49.85	49.20
Market Value – Low	33.92	30.49	43.76	30.49	39.78
Basic Weighted Average Common Shares Outstanding	25,412,014	25,622,988	25,614,701	25,517,499	25,553,254
Diluted Weighted Average Common Shares Outstanding	25,469,680	25,735,826	25,774,002	25,594,959	25,721,079
KEY RATIOS
Return on Average Assets	1.45%	1.40%	1.76%	1.43%	1.78%
Return on Average Total Equity	12.92	11.51	15.76	12.22	16.17
Average Equity to Average Assets	11.23	12.17	11.14	11.67	11.00
Net Interest Margin	3.10	3.35	3.37	3.22	3.42
Efficiency (Noninterest Expense / Net Interest Income plus Noninterest Income)	41.58	44.51	44.19	43.03	44.68
Tier 1 Leverage (2)	10.84	11.67	11.72	10.84	11.72
Tier 1 Risk-Based Capital (2)	13.68	13.02	13.33	13.68	13.33
Common Equity Tier 1 (CET1) (2)	13.68	13.02	12.64	13.68	12.64
Total Capital (2)	14.93	14.23	14.49	14.93	14.49
Tangible Capital (1) (2)	11.35	11.99	11.30	11.35	11.30
ASSET QUALITY
Loans Past Due 30 - 89 Days	$683	$1,942	$2,451	$683	$2,451
Loans Past Due 90 Days or More	19	71	0	19	0
Non-accrual Loans	14,779	13,883	14,995	14,779	14,995
Nonperforming Loans (includes nonperforming TDRs)	14,798	13,954	14,995	14,798	14,995
Other Real Estate Owned	316	351	316	316	316
Other Nonperforming Assets	0	11	7	0	7
Total Nonperforming Assets	15,114	14,316	15,318	15,114	15,318
Performing Troubled Debt Restructurings	5,772	5,852	6,082	5,772	6,082
Nonperforming Troubled Debt Restructurings (included in nonperforming loans)	7,582	2,311	3,512	7,582	3,512
Total Troubled Debt Restructurings	13,354	8,163	9,594	13,354	9,594
Impaired Loans	23,987	22,932	24,271	23,987	24,271
Non-Impaired Watch List Loans	184,203	160,893	183,599	184,203	183,599
Total Impaired and Watch List Loans	208,190	183,825	207,870	208,190	207,870
Gross Charge Offs	411	3,849	84	4,260	368
Recoveries	321	206	301	527	494
Net Charge Offs/(Recoveries)	90	3,643	(217)	3,733	(126)
Net Charge Offs/(Recoveries) to Average Loans	0.01%	0.36%	(0.02)%	0.18%	(0.01)%
Loan Loss Reserve to Loans	1.31%	1.31%	1.26%	1.31%	1.26%
Loan Loss Reserve to Loans, Excluding PPP Loans (1)	1.50%	1.31%	1.26%	1.49%	1.26%
Loan Loss Reserve to Nonperforming Loans	398.83%	384.20%	337.21%	398.84%	337.21%
Loan Loss Reserve to Nonperforming Loans and Performing TDRs	286.92%	270.68%	239.90%	286.93%	239.90%
Nonperforming Loans to Loans	0.33%	0.34%	0.38%	0.33%	0.38%
Nonperforming Assets to Assets	0.28%	0.28%	0.31%	0.28%	0.31%
Total Impaired and Watch List Loans to Total Loans	4.64%	4.50%	5.20%	4.64%	5.20%
Total Impaired and Watch List Loans to Total Loans, Excluding PPP Loans (1)	5.29%	4.50%	5.20%	5.29%	5.20%
OTHER DATA
Full Time Equivalent Employees	574	575	571	574	571
Offices	50	50	50	50	50

(1) Non-GAAP financial measure - see "Reconciliation of Non-GAAP Financial Measures"

(2) Capital ratios for June 30, 2020 are preliminary until the Call Report is filed.

(3) Core deposits equals deposits less brokered deposits

10

CONSOLIDATED BALANCE SHEETS (in thousands, except share data)
	June 30,	December 31,
	2020	2019
	(Unaudited)
ASSETS
Cash and due from banks	$68,991	$68,605
Short-term investments	57,344	30,776
Total cash and cash equivalents	126,335	99,381

Securities available-for-sale (carried at fair value)	632,908	608,233
Real estate mortgage loans held-for-sale	16,640	4,527

Loans, net of allowance for loan losses of $59,019 and $50,652	4,431,513	4,015,176

Land, premises and equipment, net	60,331	60,365
Bank owned life insurance	83,927	83,848
Federal Reserve and Federal Home Loan Bank stock	13,772	13,772
Accrued interest receivable	15,850	15,391
Goodwill	4,970	4,970
Other assets	54,846	41,082
Total assets	$5,441,092	$4,946,745

LIABILITIES
Noninterest bearing deposits	$1,425,901	$983,307
Interest bearing deposits	3,217,526	3,150,512
Total deposits	4,643,427	4,133,819

Borrowings
Federal funds purchased	25,000	0
Federal Home Loan Bank advances	75,000	170,000
Miscellaneous borrowings	10,500	0
Total borrowings	110,500	170,000

Accrued interest payable	8,446	11,604
Other liabilities	57,827	33,222
Total liabilities	4,820,200	4,348,645

STOCKHOLDERS' EQUITY
Common stock: 90,000,000 shares authorized, no par value
25,701,115 shares issued and 25,233,280 outstanding as of June 30, 2020
25,623,016 shares issued and 25,444,275 outstanding as of December 31, 2019	113,424	114,858
Retained earnings	496,891	475,247
Accumulated other comprehensive income	24,802	12,059
Treasury stock at cost (467,835 shares as of June 30, 2020, 178,741 shares as of December 31, 2019)	(14,314)	(4,153)
Total stockholders' equity	620,803	598,011
Noncontrolling interest	89	89
Total equity	620,892	598,100
Total liabilities and equity	$5,441,092	$4,946,745

11

CONSOLIDATED STATEMENTS OF INCOME (unaudited - in thousands, except share and per share data)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
NET INTEREST INCOME
Interest and fees on loans
Taxable	$42,649	$50,089	$88,703	$98,955
Tax exempt	216	235	438	486
Interest and dividends on securities
Taxable	1,869	2,250	3,842	4,747
Tax exempt	2,033	1,710	4,039	3,352
Other interest income	64	351	248	589
Total interest income	46,831	54,635	97,270	108,129

Interest on deposits	7,184	15,556	18,383	29,439
Interest on borrowings
Short-term	45	232	407	1,182
Long-term	74	436	98	888
Total interest expense	7,303	16,224	18,888	31,509

NET INTEREST INCOME	39,528	38,411	78,382	76,620

Provision for loan losses	5,500	785	12,100	1,985

NET INTEREST INCOME AFTER PROVISION FOR
LOAN LOSSES	34,028	37,626	66,282	74,635

NONINTEREST INCOME
Wealth advisory fees	1,805	1,646	3,664	3,266
Investment brokerage fees	310	528	727	914
Service charges on deposit accounts	2,189	4,850	4,961	9,137
Loan and service fees	2,425	2,481	4,833	4,885
Merchant card fee income	594	670	1,263	1,292
Bank owned life insurance income	836	287	544	731
Mortgage banking income	1,354	398	1,940	620
Net securities gains	49	65	49	88
Other income	1,607	663	3,965	2,180
Total noninterest income	11,169	11,588	21,946	23,113

NONINTEREST EXPENSE
Salaries and employee benefits	11,424	11,854	22,990	24,061
Net occupancy expense	1,545	1,283	2,932	2,649
Equipment costs	1,430	1,409	2,847	2,758
Data processing fees and supplies	2,829	2,574	5,711	4,999
Corporate and business development	627	1,171	1,738	2,377
FDIC insurance and other regulatory fees	403	409	670	815
Professional fees	1,053	1,071	2,200	2,008
Other expense	1,768	2,321	4,080	4,898
Total noninterest expense	21,079	22,092	43,168	44,565

INCOME BEFORE INCOME TAX EXPENSE	24,118	27,122	45,060	53,183
Income tax expense	4,448	5,409	8,091	9,788
NET INCOME	$19,670	$21,713	$36,969	$43,395

BASIC WEIGHTED AVERAGE COMMON SHARES	25,412,014	25,614,701	25,517,499	25,553,254
BASIC EARNINGS PER COMMON SHARE	$0.77	$0.85	$1.45	$1.70
DILUTED WEIGHTED AVERAGE COMMON SHARES	25,469,680	25,774,002	25,594,959	25,721,079
DILUTED EARNINGS PER COMMON SHARE	$0.77	$0.85	$1.44	$1.69

12

LAKELAND FINANCIAL CORPORATION
LOAN DETAIL
SECOND QUARTER 2020
(unaudited, in thousands)

	June 30,		March 31,		December 31,		June 30,
	2020		2020		2019		2019
Commercial and industrial loans:
Working capital lines of credit loans	$568,621	12.6%	$730,767	17.9%	$709,849	17.5%	$755,090	18.9%
Non-working capital loans	1,238,556	27.5	697,952	17.1	717,019	17.6	695,235	17.3
Total commercial and industrial loans	1,807,177	40.1	1,428,719	35.0	1,426,868	35.1	1,450,325	36.2

Commercial real estate and multi-family residential loans:
Construction and land development loans	359,948	8.0	334,524	8.2	287,641	7.1	321,550	8.0
Owner occupied loans	576,213	12.8	572,057	14.0	573,665	14.1	557,115	13.9
Nonowner occupied loans	554,572	12.3	584,418	14.3	571,364	14.0	533,880	13.4
Multifamily loans	290,566	6.4	269,479	6.6	240,652	5.9	242,966	6.1
Total commercial real estate and multi-family residential loans	1,781,299	39.5	1,760,478	43.1	1,673,322	41.1	1,655,511	41.4

Agri-business and agricultural loans:
Loans secured by farmland	153,774	3.4	145,542	3.5	174,380	4.3	148,883	3.7
Loans for agricultural production	198,277	4.4	183,855	4.5	205,151	5.0	165,595	4.2
Total agri-business and agricultural loans	352,051	7.8	329,397	8.0	379,531	9.3	314,478	7.9

Other commercial loans	110,833	2.5	104,286	2.5	112,302	2.8	104,084	2.6
Total commercial loans	4,051,360	89.9	3,622,880	88.6	3,592,023	88.3	3,524,398	88.1

Consumer 1-4 family mortgage loans:
Closed end first mortgage loans	169,897	3.8	173,431	4.3	177,227	4.4	187,863	4.7
Open end and junior lien loans	174,300	3.9	181,541	4.4	186,552	4.6	188,558	4.7
Residential construction and land development loans	11,164	0.2	12,146	0.3	12,966	0.3	12,270	0.3
Total consumer 1-4 family mortgage loans	355,361	7.9	367,118	9.0	376,745	9.3	388,691	9.7

Other consumer loans	98,667	2.2	97,096	2.4	98,617	2.4	86,996	2.2
Total consumer loans	454,028	10.1	464,214	11.4	475,362	11.7	475,687	11.9
Subtotal	4,505,388	100.0%	4,087,094	100.0%	4,067,385	100.0%	4,000,085	100.0%
Less: Allowance for loan losses	(59,019)		(53,609)		(50,652)		(50,564)
Net deferred loan fees	(14,856)		(1,356)		(1,557)		(1,467)
Loans, net	$4,431,513		$4,032,129		$4,015,176		$3,948,054

LAKELAND FINANCIAL CORPORATION
DEPOSITS AND BORROWINGS
SECOND QUARTER 2020
(unaudited, in thousands)

	June 30,		March 31,		December 31,		June 30,
	2020		2020		2019		2019
Noninterest bearing demand deposits	$1,425,901		$1,057,994		$983,307		$946,471
Savings and transaction accounts:
Savings deposits	274,078		240,150		234,508		238,369
Interest bearing demand deposits	1,774,217		1,710,147		1,723,937		1,708,397
Time deposits:
Deposits of $100,000 or more	907,095		993,189		910,134		1,053,619
Other time deposits	262,136		280,223		281,933		274,443
Total deposits	$4,643,427		$4,281,703		$4,133,819		$4,221,299
FHLB advances and other borrowings	110,500		85,500		170,000		145,928
Total funding sources	$4,753,927		$4,367,203		$4,303,819		$4,367,227

13

LAKELAND FINANCIAL CORPORATION

AVERAGE BALANCE SHEET AND NET INTEREST ANALYSIS

(UNAUDITED)

	Three Months Ended			Three Months Ended			Three Months Ended
	June 30, 2020			March 31, 2020			June 30, 2019
	Average	Interest	Yield (1)/	Average	Interest	Yield (1)/	Average	Interest	Yield (1)/
(fully tax equivalent basis, dollars in thousands)	Balance	Income	Rate	Balance	Income	Rate	Balance	Income	Rate
Earning Assets
Loans:
Taxable (2)(3)	$4,437,843	$42,649	3.87%	$4,036,147	$46,054	4.59%	$3,936,747	$50,089	5.10%
Tax exempt (1)	22,568	272	4.85	23,027	277	4.84	24,575	292	4.77
Investments: (1)
Available-for-sale	621,134	4,442	2.88	618,876	4,513	2.93	601,178	4,415	2.95
Short-term investments	79,446	29	0.15	9,965	35	1.41	12,092	97	3.22
Interest bearing deposits	51,994	35	0.27	49,716	149	1.21	51,357	254	1.98
Total earning assets	$5,212,985	$47,427	3.66%	$4,737,731	$51,028	4.33%	$4,625,949	$55,147	4.78%
Less: Allowance for loan losses	(56,005)			(55,782)			(49,965)
Nonearning Assets
Cash and due from banks	57,157			63,260			171,313
Premises and equipment	60,815			60,661			58,857
Other nonearning assets	179,656			161,268			155,299
Total assets	$5,454,608			$4,967,138			$4,961,453

Interest Bearing Liabilities
Savings deposits	$264,250	$59	0.09%	$235,058	$51	0.09%	$240,824	$71	0.12%
Interest bearing checking accounts	1,842,373	1,544	0.34	1,719,038	4,734	1.11	1,743,813	7,576	1.74
Time deposits:
In denominations under $100,000	271,064	1,216	1.80	280,233	1,370	1.97	274,217	1,300	1.90
In denominations over $100,000	957,502	4,365	1.83	978,114	5,044	2.07	1,119,176	6,609	2.37
Miscellaneous short-term borrowings	10,852	45	1.67	88,670	362	1.64	35,424	232	2.63
Long-term borrowings and
subordinated debentures	75,000	74	0.40	23,901	24	0.40	30,928	436	5.65
Total interest bearing liabilities	$3,421,041	$7,303	0.86%	$3,325,014	$11,585	1.40%	$3,444,382	$16,224	1.89%
Noninterest Bearing Liabilities
Demand deposits	1,361,643			991,651			922,729
Other liabilities	59,611			46,200			41,806
Stockholders' Equity	612,313			604,273			552,536
Total liabilities and stockholders' equity	$5,454,608			$4,967,138			$4,961,453

Interest Margin Recap
Interest income/average earning assets		47,427	3.66		51,028	4.33		55,147	4.78
Interest expense/average earning assets		7,303	0.56		11,585	0.98		16,224	1.41
Net interest income and margin		$40,124	3.10%		$39,443	3.35%		$38,923	3.37%

(1)	Tax exempt income was converted to a fully taxable equivalent basis at a 21 percent tax rate. The tax equivalent rate for tax exempt loans and tax exempt securities acquired after January 1, 1983 included the Tax Equity and Fiscal Responsibility Act of 1982 (“TEFRA”) adjustment applicable to nondeductible interest expenses. Taxable equivalent basis adjustments were $596,000, $589,000 and $512,000 in the three-month periods ended June 30, 2020, March 31, 2020 and June 30, 2019, respectively.
(2)	Loan fees are included as taxable loan interest income. Net loan fees attributable to PPP loans were $1.87 million for the three months ended June 30, 2020. All other loan fees were immaterial in relation to total taxable loan interest income for the periods presented.
(3)	Nonaccrual loans are included in the average balance of taxable loans.

14

Reconciliation of Non-GAAP Financial Measures

The allowance for loan losses to loans, excluding PPP loans and total impaired and watch list loans to total loans, excluding PPP loans are non-GAAP ratios that management believes are important because they provide better comparability to prior periods. PPP loans are fully guaranteed by the SBA and have not been allocated for within the allowance for loan losses.

A reconciliation of these non-GAAP measures is provided below (dollars in thousands).

	Three Months Ended			Six Months Ended
	Jun. 30,	Mar. 31,	Jun. 30,	Jun 30,	Jun. 30,
	2020	2020	2019	2020	2019
Total Loans	$4,490,532	$4,085,738	$3,998,618	$4,490,532	$3,998,618
Less: PPP Loans	554,636	0	0	554,636	0
Total Loans, Excluding PPP Loans	3,935,896	4,085,738	3,998,618	3,935,896	3,998,618

Allowance for Loan Losses	$59,019	$53,609	$50,564	$59,019	$50,564

Loan Loss Reserve to Loans	1.31%	1.31%	1.26%	1.31%	1.26%
Loan Loss Reserve to Loans, Excluding PPP	1.50%	1.31%	1.26%	1.50%	1.26%

	Three Months Ended			Six Months Ended
	Jun. 30,	Mar. 31,	Jun. 30,	Jun 30,	Jun. 30,
	2020	2020	2019	2020	2019
Total Loans	$4,490,532	$4,085,738	$3,998,618	$4,490,532	$3,998,618
Less: PPP Loans	554,636	0	0	554,636	0
Total Loans, Excluding PPP Loans	3,935,896	4,085,738	3,998,618	3,935,896	3,998,618

Total Impaired and Watch List Loans	$208,190	$183,825	$207,870	$208,190	$207,870

Total Impaired and Watch List Loans to Total Loans	4.64%	4.50%	5.20%	4.64%	5.20%
Total Impaired and Watch List Loans to Total Loans, Excluding PPP	5.29%	4.50%	5.20%	5.29%	5.20%

15

Tangible common equity, tangible assets, tangible book value per share, tangible common equity to tangible assets ratio and pre-provision net revenue are non-GAAP financial measures calculated using GAAP amounts. Tangible common equity is calculated by excluding the balance of goodwill and other intangible assets from the calculation of equity, net of deferred tax. Tangible assets are calculated by excluding the balance of goodwill and other intangible assets from the calculation of total assets, net of deferred tax. Tangible book value per share is calculated by dividing tangible common equity by the number of shares outstanding less true treasury stock. Pre-provision net revenue is calculated by adding net interest income to noninterest income and subtracting noninterest expense. Because not all companies use the same calculation of tangible common equity and tangible assets, this presentation may not be comparable to other similarly titled measures calculated by other companies. However, management considers these measures of the company’s value including only earning assets as meaningful to an understanding of the company’s financial information.

A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

	Three Months Ended			Six Months Ended
	Jun. 30,	Mar. 31,	Jun. 30,	Jun 30,	Jun. 30,
	2020	2020	2019	2020	2019
Total Equity	$620,892	$606,572	$565,363	$620,892	$565,363
Less: Goodwill	(4,970)	(4,970)	(4,970)	(4,970)	(4,970)
Plus: Deferred tax assets related to goodwill	1,181	1,181	1,191	1,181	1,191
Tangible Common Equity	617,103	602,783	561,584	617,103	561,584

Assets	$5,441,092	$5,030,078	$4,975,519	$5,441,092	$4,975,519
Less: Goodwill	(4,970)	(4,970)	(4,970)	(4,970)	(4,970)
Plus: Deferred tax assets related to goodwill	1,181	1,181	1,191	1,181	1,191
Tangible Assets	5,437,303	5,026,289	4,971,740	5,437,303	4,971,740

Ending common shares issued	25,412,014	25,412,014	25,615,216	25,412,014	25,615,216

Tangible Book Value Per Common Share	$24.28	$23.72	$21.92	$24.28	$21.92

Tangible Common Equity/Tangible Assets	11.35%	11.99%	11.30%	11.35%	11.30%

Net Interest Income	$39,528	$38,854	$38,411	$78,382	$76,620
Plus:Noninterest income	11,169	10,777	11,588	21,946	23,113
Minus:Noninterest expense	(21,079)	(22,089)	(22,092)	(43,168)	(44,565)

Pre-Provision Net Revenue	$29,618	$27,542	$27,907	$57,160	$55,168

16

Net interest margin on a fully-tax equivalent basis, net of PPP loan impact, is a non-GAAP measure that management believes is important because it provides for better comparability to prior periods. Because PPP loans have a low fixed interest rate of 1.0% and because the accretion of net loan fee income can be accelerated upon borrower forgiveness and repayment by the SBA, management is actively monitoring net interest margin on a fully tax equivalent basis with and without PPP loan impact for the duration of this program.

A reconciliation of this non-GAAP financial measure is provided below (dollars in thousands).

Impact of Paycheck Protection Program on Net Interest Margin FTE

	Three Months Ended		Six Months Ended
	Jun. 30,	Jun. 30,	Jun. 30,	Jun. 30,
	2020	2019	2020	2019

Total Average Earnings Assets	$5,212,985	$4,625,949	$4,975,358	$4,588,656
Less: Average Balance of PPP Loans	457,757	0	228,878	0
Total Adjusted Earning Assets	4,755,228	4,625,949	4,746,480	4,588,656

Total Interest Income FTE	$47,427	$55,147	$98,455	$109,140
Less: PPP Loan Income	(3,029)	0	(3,029)	0
Total Adjusted Interest Income FTE	44,398	55,147	95,426	109,140

Adjusted Earning Asset Yield, net of PPP Impact	3.76%	4.78%	4.04%	4.80%

Total Average Interest Bearing Liabilities	$3,421,041	$3,444,382	$3,373,027	$3,435,366
Less: Average Balance of PPP Loans	457,757	0	228,878	0
Total Adjusted Earning Assets	3,878,798	3,444,382	3,601,905	3,435,366

Total Interest Expense FTE	$7,303	$16,224	$18,888	$31,509
Less: PPP Cost of Funds	(285)	0	(285)	0
Total Adjusted Interest Expense FTE	7,018	16,224	18,603	31,509

Adjusted Cost of Funds, net of PPP Impact	0.59%	1.41%	0.79%	1.38%

Net Interest Margin FTE, net of PPP Impact	3.17%	3.37%	3.25%	3.42%

###

17